                                                                   Exhibit (i).4

DORSEY & WHITNEY LLP








Fortis Series Fund, Inc.
500 Bielenberg Drive
P.O. Box 64284
St. Paul, MN 55164

Dear Sir/Madam:

     Reference is made to the Registration Statement on Form N-1A which you will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of the registration for sale by the twenty-three separate portfolios of Fortis Series Fund, Inc. (the "Fund") of an indefinite number of shares of the Fund's Common Stock, par value $.01 per share.

     We are familiar with the proceedings to date with respect to the proposed sale by the Fund, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purposes of this opinion. We have assumed, with your concurrence, that no portfolio has issued or will issue shares in excess of the number authorized in the Fund's articles of incorporation.

     We are of the opinion that:

     (a)  the Fund is a legally organized corporation under Minnesota law; and

     (b) the shares of Common Stock to be sold by the twenty-three separate portfolios of the Fund will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the manner set forth in said Registration Statement of the Fund.

     We consent to the reference to this firm under the caption "Other Service Providers" in the Statement of Additional Information, and to the use of this opinion as an exhibit to the Registration Statement.

     Dated: May 1, 2000

                                             Very truly yours,

                                             /s/ Dorsey & Whitney LLP

                                             DORSEY & WHITNEY LLP


MJR